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                                                                    Exhibit 99.2


                                GIFT INSTRUMENT
           CHARITABLE GIFT TO WORONOCO SAVINGS CHARITABLE FOUNDATION


     Woronoco Bancorp, Inc., 31 Court Street, Westfield, Massachusetts (the "Company"), desires to make a gift of its common stock, par value $.01 per share to Woronoco Savings Charitable Foundation (the "Foundation"), a nonprofit corporation organized under the laws of the State of Delaware. The purpose of the donation is to establish a bond between Woronoco Bancorp, Inc. and the community in which it and its affiliates operate to enable the community to share in the potential growth and success of the Company and its affiliates over the long term. To that end, Woronoco Bancorp, Inc. now gives, transfers, and
delivers to the Foundation           shares of its common stock, par value $.01
                           ---------
per share, or total consideration of $0.01 per share, or $         , subject to
                                                          ---------
the following conditions:

     1. The Foundation shall use the donation solely for charitable purposes, including community development, in the communities in which Woronoco Savings Bank, Westfield, Massachusetts, maintains a banking office, in accordance with the provisions of the Foundation's Certificate of Incorporation; and

     2. Consistent with the Company's intent to form a long-term bond between the Company and the community, the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the market value of the assets held by the Foundation, except that this restriction shall not prohibit the board of directors of the Foundation from selling a greater amount of Common Stock in any one year if the board of directors of the Foundation determines that the failure to sell a greater amount of the Common Stock held by the Foundation would: (a) result in a long-term reduction of the value of the Foundation's assets relative to their then current value that would jeopardize the Foundation's capacity to carry out its charitable purposes; or (b) otherwise jeopardize the Foundation's tax-exempt status.


Dated:        , 1999                    Woronoco Bancorp, Inc.
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                                             By:
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                                                 Cornelius D. Mahoney
                                                 President and Chief
                                                 Executive Officer